Exhibit 5

 411 SOUTH 13TH STREET, SUITE 200 · LINCOLN NE 68508 · 402.435.3223 · SCUDDER LAW FIRM, P.C., L.L.O. · WWW.SCUDDERLAW.COM

March 5, 2026

National Research Corporation

1245 Q Street

Lincoln, NE 68508

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to National Research Corporation, a Delaware corporation (the "Company"), in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 5,000,000 authorized and unissued shares of the Company’s common stock, $0.001 par value (the “S-8 Securities”), which may be available for issuance under the Company’s 2025 Omnibus Incentive Plan (the “Incentive Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Certificate of Incorporation of the Company; (c) the Bylaws of the Company; (d) certain resolutions adopted by the Board of Directors of the Company relating to the approval of the Incentive Plan and filing of the Registration Statement; (e) the Incentive Plan; and (f) such other documents, records, certificates, and other instruments as in our judgment are necessary or appropriate for purposes of this opinion. We have relied upon statements and representations of officers and other representatives of the Company as to factual matters.

In our examination of the aforesaid documents, we have assumed without verification the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of the Company’s common stock, $0.001 par value available with respect to any of the S-8 Securities issued after the date of this letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the internal laws of the State of Delaware. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to, and limited by the foregoing, we are of the opinion that the S-8 Securities to be issued under the Incentive Plan are duly authorized for issuance and, when issued in accordance with the provisions of the Incentive Plan, will be validly issued, fully paid, and nonassessable.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter speaks as of the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

National Research Corporation

March 5, 2026

Very truly yours,

/s/ SCUDDER LAW FIRM, P.C., L.L.O.
SCUDDER LAW FIRM, P.C., L.L.O.
By:	Mark A. Scudder
Chief Executive Officer